EXHIBIT 99.1

SYNTHETECH ANNOUNCES PRESIDENT AND CEO SUCCESSION

Albany, Oregon, November 29, 2005--Synthetech, Inc. (OTC: NZYM.PK) announced today that its Board of Directors has appointed Mr. Philip Ottiger as President and Chief Executive Officer effective by March 1, 2006. Mr. Ottiger, 63, who has over 35 years experience in the fine chemical and pharmaceutical manufacturing industries, will also join the company's board of directors. Since 2000, Mr. Ottiger, has been President and Chief Operating Officer of Bachem California, Inc., located in Torrance, California. BACHEM is a technology based life science company engaged in the manufacture and development of amino acid derivatives, biologically active peptides, proteins and specialty chemicals. Mr. Ottiger's previous experience includes serving as President and Chief Operating Officer, Fine Chemicals Division of the Sigma-Aldrich Corporation; President and Chief Executive Officer, Biodor AG, Switzerland; Vice President, Schering Plough, Luzern, Switzerland; Head of Product Development, Sandoz, Inc., East Hanover, New Jersey. Mr. Ottiger received Tertiary Education in Organic Chemistry at the University of Basel, Switzerland. Mr. Ottiger will succeed M. "Sreeni" Sreenivasan who will retire on March 31, 2006 after more than 18 years with the company, including the last 10 years as President and Chief Executive Officer. Until Mr. Ottiger commences employment, Sreeni will remain in his current position.

"We are thrilled that Philip is joining Synthetech," stated Dr. Daniel Fagan, Chairman of Synthetech's Board of Directors. "Philip brings extensive domestic and international senior management level experience in both the pharmaceutical and fine chemical industries."

Dr. Fagan also noted: "Philip has proven leadership skills, having successfully developed and implemented strategic plans for various companies, including two turn around situations. He believes in placing a strong emphasis on the development and growth of new products and markets and has a substantial network of contacts in, and market knowledge of, the fine chemical and pharmaceutical industries. Philip possesses the skills and expertise necessary to position Synthetech for success in today's environment. The Board and the management team are looking forward to working with Philip."

"This is an exciting time to be joining Synthetech and I am pleased with the opportunity to succeed Sreeni as President and CEO," said Mr. Ottiger. "Synthetech has developed an excellent track record with customers in its product and technology segments. With this solid foundation to work from Synthetech has a variety of viable growth opportunities. I believe in, and look forward to helping to chart, Synthetech's long-term future. I am eager to work with Sreeni, the other managers and the Board of Directors to meet both the short-term and long-term challenges now facing Synthetech."

"We want to thank Sreeni for nearly 19 years of tireless effort on behalf of Synthetech and wish him all the best in his retirement," said Dr. Fagan. Mr. Sreenivasan will remain on the Board of Directors until his term expires at the company's 2006 annual general meeting.

"I look forward to working with Philip to ensure a smooth transition and implementation of the strategic direction we have been pursuing recently, especially in Asia", said Mr. Sreenivasan. "This move is a timely one for me as it affords me the flexibility to attend to certain urgent family priorities in India, while continuing to assist in promoting Synthetech's capabilities in an advisory capacity as needed."


ABOUT SYNTHETECH
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, and proprietary custom chiral intermediates primarily for the pharmaceutical and cosmeceutical industries. Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer's clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases, and in cosmeceuticals.


Synthetech's common stock is listed on the OTC Market Pink Sheets where it trades under the symbol "NZYM.PK".


MORE INFORMATION:          Web site: www.synthetech.com
                                    E-mail: investor@synthetech.com

CONTACT:                   M. "Sreeni" Sreenivasan, President & CEO
                                    Gary Weber, CFO
                                    PO Box 646
                                    Albany, Oregon  97321
                                    541 967-6575